EXHIBIT 21.1

LIST OF SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION

Insmed Pharmaceuticals, Inc.	Virginia

Celtrix Pharmaceuticals	Delaware

Insmed Limited	England and Wales

Transave, LLC	Delaware